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Exhibit 10(c)(i). FIRST AMENDMENT TO McDONALD'S CORPORATION SUPPLEMENTAL PROFIT SHARING AND SAVINGS PLAN

The McDonald's Corporation Supplemental Profit Sharing and Savings Plan is hereby amended, effective as of January 1, 2002, by adding new Sections 11 and 12, reading in their entirety as follows:

SECTION 11. SPECIAL PROVISIONS FOR REHIRED EMPLOYEES
11.1
Deferral Elections of Rehired Participants. If a Participant's employment is terminated after the Participant has made a Deferral Election and the Participant is rehired in a position making him or her again eligible to be a Participant in this Plan, then (a) if the Participant's return to work occurs during the calendar year of such termination or the following calendar year, such Deferral Election shall automatically be effective with respect to compensation of the Participant from and after the date of rehire, to the extent it is applicable thereto by its terms, and (b) in all other cases, such Deferral Election shall have no application.
11.2
Payments to Rehired Participants. If a Participant whose employment has terminated is rehired at any time thereafter, then all payments from the Participant's Account required to be made as a result of the Participant's termination of employment shall cease as of the date of rehire, any Payment Election that was previously in effect for the Participant under this Plan shall be null and void, and the Participant shall be permitted to make a new Payment Election in accordance with Article 6, which shall apply to the Participant's entire Account.
SECTION 12. CLAIMS PROCEDURES
12.1
Filing a Claim. A Participant or beneficiary of a Participant who believes that he or she is eligible for a benefit under this Plan that has not been provided may submit a written claim for benefits to the Committee. The Committee shall evaluate each properly filed claim and notify the claimant of the approval or denial of the claim within 90 days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If an extension of time for processing the claim is required, the Committee shall provide the claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the Committee received the claim). If a claim is denied in whole or in part, the Committee shall provide the claimant with a written notice setting forth (a) the specific reasons for the denial, (b) references to pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (d) the claimant's right to seek review of the denial pursuant to Section 12.2 below.
12.2.
Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shall have the right to (a) request that the Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the claimant files a written request for review with the Committee within 60 days after the date on which the claimant received written notice from the Committee of the denial. Within 60 days after the Committee receives a properly filed request for review, the Committee shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Committee shall provide the claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Committee received the request for review). The Committee shall inform the claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

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  Exhibit 10(c)(i). FIRST AMENDMENT TO McDONALD'S CORPORATION SUPPLEMENTAL PROFIT SHARING AND SAVINGS PLAN